Exhibit 13.1

Certification

Pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and 18 U.S.C. § 1350, the undersigned officer of China Unicom (Hong Kong) Limited (the “Company”), hereby certifies, that the Company’s Annual Report on Form 20-F for the year ended December 31, 2019 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Exchange Act and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: April 22, 2020	By:	/s/ Wang Xiaochu
Name: Wang Xiaochu
Title: Chief Executive Officer

The foregoing certification is being furnished solely pursuant to Rule 13a-14(b) under the Exchange Act and 18 U.S.C. § 1350 and will not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.